CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of PIMCO Managed Accounts Trust of our report dated February 25, 2020, relating to the financial statements and financial highlights, which appears in Fixed Income SHares: Series C's, Fixed Income SHares: Series LD's, Fixed Income SHares: Series M's, Fixed Income SHares: Series R's and Fixed Income SHares: Series TE's Annual Report on Form N-CSR for the year ended December 31, 2019. We also consent to the references to us on the cover page of the Statement of Additional Information and under the headings "Financial Statements", "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Kansas City, Missouri

April 27, 2020